Exhibit 10.3

Amended and Restated Exclusive Technology

Consulting and Management Service Agreement

THIS AMENDED AND RESTATED EXCLUSIVE TECHNOLOGY CONSULTING AND MANAGEMENT SERVICE AGREEMENT (the “Agreement”) is entered into in Beijing on July 28, 2010 by and between:

Party A: Xuecheng Century (Beijing) Information Technology Co., Ltd.

Registered Address: Room 172, Building No.1, 3 Xijing Road, Badachu High Technology Park, Shijingshan District, Beijing

Party B:  Beijing Xueda Information Technology Co., Ltd.

Registered Address: Rooms 9506-9508, Building No.3, Block 1, 19 Xinjiekouwai Street, Haidian District, Beijing

WHEREAS,

(1)  Party A is a wholly foreign-owned enterprise organized in the People’s Republic of China (“PRC”) and it possesses resources and qualifications for technology consulting and management services.

(2)  Party B is a domestic limited liability incorporated in the PRC; and it requires a professional technology firm to provide it with technical support and technology services for its operations and management.

(3)  Party A and Party B entered into an Exclusive Technology Consulting and Management Service Agreement dated August 28, 2009 which sets out the terms and conditions for the provision by Party A of the technical support and technology services to Party B;

(4)  Party A and Party B have mutually agreed to amend and restate the aforesaid Exclusive Technology Consulting and Management Service Agreement to the effect that their respective rights and obligations shall be governed by the Exclusive Technology Consulting and Management Service Agreement so amended and restated.

NOW, THEREFORE, the parties by way of mutual consultations agree as follows:

1. Technology Consulting and Management Services; Sole and Exclusive Rights and Interests

1.1 During the term hereof, Party A agrees to furnish, as Party B’s technology consulting and management services provider, relevant technology consulting and management services (as more fully described in Schedule 1 hereto) to Party B in accordance with the conditions hereof.

1.2 Party B agrees to accept the technology consulting and management services provided by Party A. Party B further agrees that except with prior written consent of Party A it shall not accept during the term hereof same or similar technology consulting and management services from any third party.

1.3 Party A shall solely and exclusively own any and all rights and interests arising out of the performance of this Agreement, including without limitation all ownership rights, intellectual property rights (copyrights, patents, etc), technology secrets, trade secrets and the like, regardless of whether they are developed by Party A or Party B on the basis of the intellectual property rights originally owned by Party A.

2.  Calculation and Payment of Technology Consulting and Management Services Fee (“Consulting Service Fee”)

The parties agree that the Consulting Service Fee hereunder shall be determined and paid as set out in Schedule 2 hereto.

3. Representations and Warranties

3.1 Party A hereby represents and warrants that:

3.1.1 It is a company lawfully organized and validly existing under the laws of PRC.

3.1.2 The execution and performance by it of this Agreement falls within its corporate powers and business scope; it has taken or obtained necessary corporate actions and appropriate approvals as well as third party and governmental authority consents and approvals; and it will not, as a result of the foregoing, contravene any restrictions imposed by any laws or contracts binding upon or affecting it.

3.1.3 This Agreement, once executed, will constitute its lawful, valid and binding obligations and is enforceable against it in accordance with its terms.

3.2 Party B hereby represents and warrants that:

3.2.1 It is a company lawfully organized and validly existing under the laws of PRC.

3.2.2 The execution and performance by it of this Agreement falls within its corporate powers and business scope; it has taken or obtained necessary corporate actions and appropriate approvals as well as third party and governmental authority consents and approvals; and it will not, as a result of the foregoing, contravene any restrictions imposed by any laws or contracts binding upon or affecting it.

3.2.3 This Agreement, once executed, will constitute its lawful, valid and binding obligations and is enforceable against it in accordance with its terms.

4. Confidentiality

4.1 Party B agrees to take, on a best effort basis, all reasonable measures to maintain in confidence all confidential materials and information (“Confidential Information”) coming into its knowledge or accessed by it as a result of its acceptance of Party A’s exclusive consulting work and services and except with prior written consent of Party A, it will not disclose, transfer or assign such Confidential Information to any third party. Upon termination of this Agreement, Party B shall at the request of Party A either return to Party A or destroy on its own any file, material or software containing the Confidential Information, shall remove any Confidential Information from any relevant memory devices, and shall refrain from any further use of the Confidential Information.

4.2  The parties agree that the provisions under this Article 4 shall survive any modification, dissolution or termination of this Agreement.

5. Indemnity

Party B shall fully indemnify Party A against any loss, damage, liability and/or costs resultant from any suit, claim or other demand against Party A arising out of or in connection with the content of the consulting work and services requested by Party B, and shall hold Party A harmless from any damage and loss suffered by Party A as a result of any action of Party B or any third party claims arising out of any action of Party B.

6. Effectiveness and Term

6.1 This Agreement shall be executed on the date first above written and shall therewith become effective. Unless earlier terminated pursuant to the provisions hereof or an instrument separately entered into by the parties, this Agreement shall have a term of ten (10) years. Upon expiry of such term, this Agreement shall be automatically extended by ten (10) years if Party A has not proposed any cessation of such extension, and any further extension of this Agreement will be dealt with in accordance with the same principle.

7. Termination

7.1 Termination upon Expiry

Unless extended pursuant to relevant provisions hereof, this Agreement shall terminate on its expiry date.

7.2 Early Termination

During the term hereof, except on the grounds of Party A’s gross negligence, fraud or other illegal act, or Party A’s bankruptcy or lawful dissolution or termination, Party B may not early terminate this Agreement. This Agreement shall automatically terminate if Party B becomes bankrupt or is lawfully dissolved or terminated before the expiry date of this Agreement. Notwithstanding the foregoing, Party A shall at all times have the right to terminate this Agreement by a 30 days written notice to Party B.

7.3 Surviving Provisions

The rights and duties of the parties under Sections 4 and 5 shall survive any termination of this Agreement.

8. Dispute Resolution

Any dispute between the parties in connection with the interpretation or performance of the provisions hereof shall be resolved in good faith by the parties through consultations. If the parties fail to resolve any dispute within thirty (30) days of receipt of a written notice served by one party on the other party requesting such consultations, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the then effective arbitration rules of such commission. The place of arbitration shall be Beijing. The language of arbitration shall be Chinese. The arbitration award shall be final and shall be binding upon both parties.

9. Force Majeure

9.1  A “force majeure” event means any event which is beyond the reasonable control of a party and which remains unavoidable despite reasonable care on the part of such affected party, including without limitation acts of government, acts of God, fire, explosion, storm, flood, earthquake, tide, lightening or war. Any inadequacy in creditworthiness, capital or financing shall not be deemed an event beyond the reasonable control of a party. The party affected by a force majeure event seeking to be excused from performance of its obligations hereunder shall notify the other party of such excusing event as well as the steps to be taken by it for the purpose of performance of such obligations.

9.2  If the performance of this Agreement is delayed or prevented by any force majeure event as defined above, the party affected by such force majeure event shall be relieved from any liability hereunder to the extent of such delay or prevention. Such affected party shall take appropriate measures to mitigate or remove the effect of the force majeure and shall seek to resume the performance of those obligations delayed or prevented by such force majeure event. The parties agree to use their best efforts to resume the performance hereunder immediately upon removal of the force majeure event.

10. Assignment

Except with prior written consent of Party A, Party B may not assign to any third party any rights and/or any obligations assumed by it hereunder.

11. Severability

If any provision hereof is found invalid or unenforceable due to any inconsistency with relevant laws, such provision shall be invalid or unenforceable only to the extent of the scope of application of such laws and shall not affect the legal validity of any other provision of this Agreement.

12. Amendment; Supplement

Any amendment of or supplement to this Agreement shall be effected by a written agreement of the parties. Any amending or supplementary agreement, as duly executed by the parties, shall be an integral part of this Agreement and shall have the same legal force and effect as this Agreement.

13. Governing Law

This Agreement shall be governed by and implemented and interpreted in accordance with the laws of the PRC.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the date first above written.

(Signature Page Follows; No Operative Text Below)

Party A: Xuecheng Century (Beijing) Information Technology Co., Ltd.

(Seal)

Authorized Representative:	/s/ HSU William Shang Wi

Name: HSU William Shang Wi

Party B: Beijing Xueda Information Technology Co., Ltd.

(Seal)

Authorized Representative:	/s/ LI Rubin

Name:   LI Rubin

Schedule 1 List of the Scope of Technology Consulting and

Management Services

Party A will provide Party B with the following technology consulting and management services:

(1)  research and development in connection with the relevant technologies required for the business of Party B, including the development, design and preparation of such database software, user interface software and other relevant technologies as applied in the storage of relevant business information; and licensing of such technologies to Party B;

(2)  application and implementation of relevant technologies for the business operations of Party B, including without limitation system overall design planning, system installation and commissioning, and system trial operation;

(3)  daily maintenance, monitoring, debugging and trouble-shooting of the computer network equipment of Party B, including without limitation timely inputting of user information into the databases; timely updating of the databases based on such other business information as provided at any time by Party B; regular updating of user interfaces; and the provision of other relevant technology services;

(4)  training of and technology assistance to the staff of Party B in respect of the operating activities of Party B, including without limitation industry information training, process training, and training related to customer services and other aspects; and

(5)  provision of other technology services and management consulting according to the business needs of Party B, such as consulting and services related to cost control, risk management and market analysis.

Schedule 2 Calculation and Payment of Technology Consulting and

Management Service Fee

The service fee shall be determined based on the following factors:

(1)  the sophistication of the technology involved and the complexity of the consulting and management services;

(2)  the time required for the provision of relevant technology consulting and management services; and

(3)  the specific content and commercial value of relevant technology consulting and management services.

Each quarter, Party A will per the price agreed by the parties issue an invoice to Party B on the basis of the work volume and commercial value of the technology services provided to Party B and Party B shall pay the relevant Consulting Service Fee to Party A per the date and amount set out in such invoice. Party A shall at all times be entitled to adjust the standards of the Consulting Service Fee based on the quantity and content of the consulting services provided to Party B.

The aforesaid Consulting Service Fee shall be an amount to be approved by the boards of Party A and China Xueda Education LTD, the parent company of Party A (“OffshoreCo”) (including the consent by at least one director (if any) appointed by the A-Class preferred stockholders of OffshoreCo(“A-Class Director”)). Such Consulting Service Fee shall be evaluated and adjusted from time to time but in no event less than once a year. Any adjustment of or change to the Consulting Service Fee shall be approved by the boards of Party A and the OffshoreCo ((including the consent by at least one A-Class director (if any)).

Within fifteen (15) days of the end of each year, Party B shall provide Party A with the financial statements of the year together with all operating records, business contracts and financial and accounting materials. If Party A has any doubt about such financial and accounting materials provided by Party B, Party A may appoint a reputable independent accounting firm to audit relevant materials and Party B shall cooperate with such audit.